Exhibit 10.45
PINNACLE ENTERTAINMENT, INC.
EXECUTIVE HEALTH EXPENSE PLAN
January 2009
ARTICLE I
PURPOSE
1.01	The Pinnacle Entertainment, Inc. Executive Health Expense Plan (the “Plan”) is effective January 1, 2003. The purpose of the Plan is to provide payment or reimbursement for certain Medical, Dental and Vision Care expenses incurred by a Participant and his/her Dependents. No benefits payable under the Plan shall be applied for any other purpose.
1.02	It is the intention of Pinnacle Entertainment, Inc. (the “Company”) that the Plan constitute an employee welfare benefit plan maintained primarily for the purpose of providing benefits for a select group of management employees in accordance with Department of Labor Regulation § 2520.104-24.
ARTICLE II
PERMANENT PROGRAM OR ARRANGEMENT
2.01	The Company intends that the Plan be a permanent program or arrangement for the exclusive benefit of Plan Participants and their Dependents.
2.02	Notwithstanding the foregoing, nothing herein shall prevent the Company from amending or terminating the Plan, provided such amendment or termination shall not affect a Participant’s rights to benefits hereunder with respect to reimbursable expenses that have been incurred prior to the date Company action is taken to terminate the Plan or the effective date of such termination, whichever occurs last.
ARTICLE III
EFFECTIVE DATE
3.01	The effective date of the Plan is January 1, 2003. The records of the Plan shall be kept on a calendar year basis. The Plan year shall be the calendar year.

ARTICLE IV
ELIGIBILITY
4.01	An employee of the Company shall be eligible to participate in the Plan (an “Eligible Employee”) if he/she is covered under the Pinnacle Entertainment, Inc. Group Health Plan, the Corporate Group Health Plan, Boomtown, Reno, New Orleans, Belterra, Pinnacle Atlantic City, Lumiere Place, L’Auberge du Lac Group Health Plan, the Director Health and Medical Insurance Plan, or any other major medical group health plan sponsored by the Company (referred to hereinafter collectively as the “Group Health Plan”) and:
(a)	He/she is a Class 3 employee of the Company, which means: President and Chairman and all appointed members of the Board of Directors (the “Board”), Chief Executive Officer of the Company, the Executive Vice President, Chief Operating Officer of the Company, or a Senior Vice President, Vice President, General Manager of the Company, or other as may be designated by the Corporate Benefits Committee.
ARTICLE V
PARTICIPATION
5.01	Each Eligible Employee shall become participant in the Plan (a “Participant”) on the effective date of the Plan if he/she was an Eligible Employee on such date. Each other Eligible Employee shall become a Participant on the date he/she becomes an Eligible Employee. Subject to § 5.02, participation in the Plan shall terminate upon termination of the Participant’s employment with the Company, termination of the Participant’s status as a Class 3 employee of the Company in an Applicable Group Health Plan, or upon termination of the Plan.
Each Participant (and his/her Dependents) shall, however, retain the right to have payment made or to be reimbursed for claims incurred prior to the Applicable Group Health Plan, or termination of the Plan. For this Purpose, a claim shall be considered to be incurred when the service relating to such claim has been rendered.
5.02	Notwithstanding the foregoing, to the extent required by § 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) [COBRA], a qualified beneficiary (as defined in Code § 4980B(g)(1)) who would lose coverage under the Plan upon the occurrence of a qualifying event (as defined in Code § 49808(f)(3)) shall be permitted to continue coverage under the Plan by electing to make applicable premium payments in accordance with procedures established by the Benefits Committee that are consistent with COBRA.

ARTICLE VI
BENEFITS
6.01	The Company shall reimburse, or shall pay the service provider on behalf of each Participant for Medical, Dental and Vision Care Expenses incurred by the Participant or his/her Dependents in accordance with the following:
(a)	Participants shall be reimbursed, or payment shall be made by the Plan, for one hundred percent (100%) of the Applicable Group Health Plan allowable amount paid or incurred by the Participant for Medical, Dental and Vision Care Expenses; provided, however, that (i) if providers are used who are not in the PPO network of the Applicable Group Health Plan, full reimbursement will be limited to 125% of usual and customary charges for the geographic area, and, for charges above this amount, the Company will reimburse 50% and the Participant will be responsible for 50%, and (ii) reimbursement will be subject to the limitations of Section 7.01.
(b)	Any payment or reimbursement of benefits under this Plan that is taxable to a Participant shall be made by December 31 of the calendar year following the calendar year in which the Participant or Dependent incurred the expense.
6.02	For purposes of the Plan, the following terms shall have the definitions set forth below:
(a)	“Applicable Group Health Plan” means the specific Group Health Plan under which the Participant and his/her Dependents are covered.
(b)	“Medical, Dental and Vision Care Expenses” means deductibles, co-payments, and/or coinsurance amounts paid or incurred by the Participant in accordance with the terms of the Applicable Group Health Plan.
(c)	“Dependent” means a dependent of the Participant as defined under the Applicable Group Health Plan who is covered under such plan either as a Dependent of the Participant or as an employee of the Company.
ARTICLE VII
LIMITATION OF BENEFITS PROVIDED
7.01	Except as otherwise provided herein, reimbursements to Participants, or payments made on behalf of participants, shall be made only with respect to Medical, Dental and Vision Care Expenses that are paid or incurred for expenses that are eligible expenses under the terms of the Applicable Group Health Plan. Also, except as otherwise provided herein, all exclusions, benefit maximums, and benefit limits applicable under the terms of the Applicable Group Health Plan shall also apply to the Plan and are incorporated herein by reference except in the following areas:
(a)	Total Dental maximum yearly coverage per covered person will be three thousand dollars ($3,000.00). This total includes the one thousand five hundred dollars ($1,500.00) dental coverage under the Group Health Plan.
(b)	Exclusive of the regular dental coverages: Total Orthodontics coverage for the dependent child up to 23 will be two thousand five hundred dollars ($2,500.00). This total includes the one thousand dollars ($1,000.00) covered orthodontics expense under the Group Health Plan. This is a separate benefit from dental and has a one time only lifetime maximum benefit and applies to a dependent child up to the age of 23.

(c)	Total Vision maximum yearly coverage per person for lenses frames, and eye exam will be a maximum of five hundred dollars ($500.00). This total includes the two hundred dollars ($200.00) coverage under the Group Health Plan for lenses, frames and eye exam. The usual and customary charges for an eye exam are 100% reimbursable up to one hundred dollars ($100.00).
(d)	The Total Executive Health Expense Plan under Medical Preventative coverage shall include a complete yearly routine physical per covered person up to one thousand dollars ($1,000.00). This total includes the five hundred dollars ($500.00) under the Group Health Plan. This benefit will be provided to the Participant, spouse and dependent.
ARTICLE VIII
BENEFITS FROM ANOTHER SOURCE
8.01	Reimbursement or payment under the Plan shall be made only in the event, and to the extent, that reimbursement or payment for Medical, Dental and Vision Care Expenses is not provided for under any insurance policy or under any other plan of the Company (including the Group Health Plan) or under the plan of another employer, or under any federal or state law, to the extent that such federal or state law permits this Plan not to make reimbursement for Participants covered by such federal or state law. If there is such a policy, plan or law in effect providing for such reimbursement or payment in whole or in part, then to the extent of the coverage under such policy, plan or law, the Company shall be relieved of any and all liability hereunder to the extent permitted by law. Medicare will apply as primary coverage for participants over the age of 65 and designated as retirees or non-employees; in other cases, this Plan shall be primary to Medicare.
ARTICLE IX
CLAIMS AND CLAIMS REVIEW PROCEDURE
9.01	To obtain reimbursement for Medical, Dental and Vision Care Expenses hereunder, a Participant or provider must submit a request for reimbursement, together with such evidence of payment of such expenses as shall be required by the Company in accordance with rules uniformly applied.
9.02	If any claim for benefits under the Plan is denied in whole or in part, the Claims Procedure of the Applicable Group Health Plan shall apply, with the Benefits Committee being the deciding body.

ARTICLE X
ADMINISTRATION
10.01	The Benefits Committee is the person or committee appointed by the Company to be the administrator of the Plan, as defined in § 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In carrying out its responsibilities under the Plan, the Benefits Committee shall have full and final discretion and authority to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits in accordance with the terms of the Plan.
10.02	The Company shall indemnify and hold harmless the members of the Benefits Committee, and any other persons to whom any duty of the Benefits Committee is allocated or delegated from and against any and all liabilities, claims, demands, costs and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such persons.
ARTICLE XI
MISCELLANEOUS
11.01	To the extent not preempted by ERISA, questions concerning the proper interpretation of the terms of the Plan shall be determined in accordance with the law of the Sate of Nevada.
11.02	The Benefits Committee shall keep a copy of the Plan document and any other disclosure documents relating thereto that are in the public domain on file at its office where Participants may inspect them during the Company’s regular business hours. Upon request, the Benefits Committee shall provide a Participant or Dependent with copies of such documents. The Benefits Committee may charge the requesting party a reasonable charge for photocopying these materials.
11.03	Except as otherwise provided herein, this document contains all of the operative provisions of the Plan. Any conflict between the provisions of this document and any other Company documents purporting to explain the rights, benefits, or obligations of the parties hereunder shall be resolved in favor of the Plan document. In the event that a court of competent jurisdiction shall determine in a final judgment of decree that one or more of the provisions of the Plan is invalid due to the provisions of applicable law, the Plan shall be interpreted as if the invalid provision had been stricken form its provisions and the remainder of the Plan document shall continue in full force and effect.

11.04	The Company has the right to take whatever steps the Company deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements on benefits and reimbursements provided under this Plan. Without limiting the generality of the foregoing, upon paying benefits or reimbursements under this Plan, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Participant, or to require the Participant to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to such payment or reimbursement.
The Pinnacle Entertainment, Inc. Executive Health Expense Plan has been executed this 30th day of December, 2008.

PINNACLE ENTERTAINMENT, INC.
By:	/s/ John A. Godfrey
Title: John A. Godfrey
Executive Vice President

SCHEDULE A
INTENTION TO CONFORM TO
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974
It is the intention of the Plan Sponsor to establish hereby a program of benefits constituting an “Employee Welfare Benefit Plan” under ERISA.

SUPPLEMENTAL ERISA INFORMATION

Plan Name:	Pinnacle Entertainment, Inc.
Employee Health & Welfare Benefit Plan

Plan Sponsor:	Pinnacle Entertainment, Inc.
3800 Howard Hughes Pkwy, #1800
Las Vegas, NV 89109

Employer Identification:	95-3667491

P/N:	502

Type of Plan:	Welfare Plan providing Medical Care and Prescription Drug Benefits for Employees and Dependents

Type of Administration:	The benefits for Medical, Dental and Vision Care and Prescription Drug Coverage for Employees and Dependents are funded and provided by Pinnacle Entertainment, Inc. The entity designated by the Plan Sponsor to pay claims for benefits under this Plan is:

Pinnacle Health Claims Management
2248 Meridian Boulevard, #B
Minden, NV 89423

Plan Administrator:	Pinnacle Entertainment, Inc.
3800 Howard Hughes Pkwy, #1800
Las Vegas, NV 89109

Agent for Legal Services:	Pinnacle Entertainment, Inc.
3800 Howard Hughes Pkwy, #1800
Las Vegas, NV 89109

Plan Year Ends:	December 31